EXHIBIT 99.1

Caterpillar Inc.

3Q 2011 Earnings Release

October 24, 2011

FOR IMMEDIATE RELEASE

Caterpillar Third-Quarter Sales and Revenues an All-Time Record;

Thousands of Jobs Added, and the 2011 Outlook Improves

2012 Sales and Revenues expected to be up 10 to 20 percent

PEORIA, Ill.— Continued improvement in demand, a company-wide focus on effectively managing the ramp-up through the Caterpillar Production System, and focused cost management drove third-quarter sales and revenues and profit for Caterpillar Inc. (NYSE: CAT).  The company today reported third-quarter 2011 profit per share of $1.71, up 40 percent from $1.22 per share in the third quarter of 2010.  Profit was $1.141 billion, an increase of 44 percent from $792 million in the third quarter of 2010.  Sales and revenues of $15.716 billion, an all-time record for the company, were up 41 percent from $11.134 billion in the third quarter of 2010.

Excluding the impacts of the recent acquisition of Bucyrus International, Inc. (Bucyrus), profit was $1.93 per share, up 58 percent from a year ago.  Sales and revenues excluding Bucyrus were $14.581 billion, up 31 percent from the third quarter of 2010.  Excluding the impacts of Bucyrus, it was an all-time record quarter for both sales and revenues and profit.

“I am pleased with how we’re performing and optimistic about demand for our products, and that is why we are moving forward with needed investment in our business to support our long-term growth opportunities,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.  “This was the best quarter for sales in our history, and our order backlog is at an all-time high.  Excluding Bucyrus impacts, this was also our best profit quarter in history, and year-to-date operating profit as a percent of sales was higher than any full year in more than three decades.  Machinery and Power Systems operating cash flow has also been very positive, with the first nine months of the year better than any full year in our history,” Oberhelman added.

(more)

“We were pleased to be able to continue adding jobs—about 4,800 in the third quarter, with more than 2,000 in the United States—as demand for our products and U.S. exports continued to improve.  This is a continuation of Caterpillar’s strong hiring over the past couple of years.  In fact, since the beginning of 2010, we have added more than 30,000 jobs to our global workforce, not including the impact of our acquisitions and divestitures,” Oberhelman said.

Revised 2011 Outlook

The outlook for 2011 sales and revenues and profit has improved.  Total company sales and revenues are expected to be about $58 billion in 2011.  The previous outlook was a range of $56 to $58 billion.  The 2011 outlook includes about $2 billion in Bucyrus sales.  Excluding the impact of the Bucyrus acquisition, we expect sales and revenues will be about $56 billion in 2011; that is an improvement from the previous outlook of $54 to $56 billion.

The profit outlook has improved, and we now expect 2011 profit of about $6.75 per share.  The prior outlook was a range of $6.25 to $6.75.  The outlook includes a negative impact from the acquisition of Bucyrus of about $0.50 per share, which is unchanged from the previous outlook.  Excluding the impact of Bucyrus, we expect 2011 profit of about $7.25 per share; the prior outlook expected profit of $6.75 to $7.25 per share.

“Although there is a good deal of economic and political uncertainty in the world, we are not seeing it much in our business at this point.  We believe continued economic recovery, albeit a slow recovery, is the most likely scenario as we move forward,” Oberhelman said. “2011 has been an outstanding year for Caterpillar, and we are on pace for all-time record sales and profit,” Oberhelman added.

“In the United States, we were pleased with the bipartisan approach that recently resulted in passage of Free Trade Agreements with Colombia, Panama and South Korea.  That, along with growing bipartisan understanding that we need to do something positive about infrastructure in the United States, makes us hopeful that greater cooperation in Washington will result in actions that will help the economy, improve the prospects for job creation and help U.S.-based businesses compete around the world,” Oberhelman said.

Preliminary 2012 Outlook

The preliminary outlook for 2012 sales and revenues is based on improving, but slow, growth in the developed parts of the world with continuing improvement in sales from what are currently low levels.  Growth in developing countries in 2012 is expected to be similar to 2011, supporting higher sales of our products and services.  We expect sales and revenues to improve 10 to 20 percent from the 2011 outlook of about $58 billion.

The 2012 outlook includes a full year of Bucyrus-related sales of about $5 billion, up from a partial year of about $2 billion in 2011.

“We’re having a great year in 2011, and 2012 is shaping up to be better.  Our leadership team is working on plans for next year, and it looks like 2012 will see improvements in sales and revenues across our businesses,” Oberhelman added.  “We are continuing to increase production levels for many of our products and expect that supply will remain tight in 2012.  That’s why we are making strategic investments in our business to position Caterpillar for continued success well beyond 2012,” Oberhelman said.  “Of course, we realize the world faces economic uncertainty and risk.  A key part of our planning process is to make sure we’re prepared if the situation turns negative.  Each of our businesses prepares ‘trough’ plans—a standard practice at Caterpillar—to help us act faster should we need to take action,” Oberhelman added.

Notes:

•                  Glossary of terms is included on pages 20-21; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 22.

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  With 2010 sales and revenues of $42.588 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at: http://www.caterpillar.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to known and unknown factors that may cause Caterpillar’s actual results to be different from those expressed or implied in the forward-looking statements.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions.  These statements do not guarantee future performance, and Caterpillar does not undertake to update its forward-looking statements.

It is important to note that Caterpillar’s actual results may differ materially from those described or implied in its forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets Caterpillar serves; (ii) government monetary or fiscal policies and government spending on infrastructure; (iii) commodity or component price increases and/or limited availability of raw materials and component products, including steel; (iv) Caterpillar’s and its customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks associated with our global operations, including changes in laws, regulations or government policies, currency restrictions, restrictions on repatriation of earnings, burdensome tariffs or quotas, national and international conflict, including terrorist acts and political and economic instability or civil unrest in the countries in which Caterpillar operates; (vi) Caterpillar’s and Cat Financial’s ability to maintain their respective credit ratings, material increases in either company’s cost of borrowing or an inability of either company to access capital markets; (vii) financial condition and credit worthiness of Cat Financial’s customers; (viii) inability to realize expected benefits from acquisitions and divestitures, including the acquisition of Bucyrus International, Inc.; (ix) international trade and investment policies, such as import quotas, capital controls or tariffs; (x) the possibility that Caterpillar’s introduction of Tier 4 emissions compliant machines and engines is not successful; (xi) market acceptance of Caterpillar’s products and services; (xii) effects of changes in the competitive environment, which may include decreased market share, lack of acceptance of price increases, and/or negative changes to our geographic and product mix of sales; (xiii) union disputes or other employee relations issues; (xiv) Caterpillar’s ability to successfully implement the Caterpillar Production System or other productivity initiatives; (xv) adverse changes in sourcing practices of our dealers or original equipment manufacturers; (xvi) compliance costs associated with environmental laws and regulations; (xvii) alleged or actual violations of trade or anti-corruption laws and regulations; (xviii) additional tax expense or exposure; (xix) currency fluctuations, particularly increases and decreases in the U.S. dollar against other currencies; (xx) failure of Caterpillar or Cat Financial to comply with financial covenants in their respective credit facilities; (xxi) increased funding obligations under our pension plans; (xxii) significant legal proceedings, claims, lawsuits or investigations; (xxiii) imposition of operational restrictions or compliance requirements if carbon emissions legislation and/or regulations are adopted; (xxiv) changes in accounting standards or adoption of new accounting standards; (xxv) adverse effects of natural disasters; and (xxvi) other factors described in more detail under “Item 1A.  Risk Factors” in Part I of our Form 10-K filed with the SEC on February 22, 2011 for the year ended December 31, 2010.  This filing is available on our website at www.caterpillar.com/secfilings.

Key Points

Third Quarter 2011

(Dollars in millions except per share data)	Third Quarter 2011	Third Quarter 2010	$ Change	% Change
Machinery and Power Systems Sales	$15,023	$10,452	$4,571	44%
Financial Products Revenues	693	682	11	2%
Total Sales and Revenues	$15,716	$11,134	$4,582	41%

Profit	$1,141	$792	$349	44%
Profit per common share - diluted	$1.71	$1.22	$0.49	40%

Bucyrus Impact
Sales	$1,135	$—	$1,135	—%
Profit per common share - diluted	$(0.22)	$—	$(0.22)	—%

Excluding Bucyrus Impact
Total Sales and Revenues	$14,581	$11,134	$3,447	31%
Profit per common share - diluted	$1.93	$1.22	$0.71	58%

•                  Third-quarter sales and revenues were $15.716 billion, which included $1.135 billion of sales related to the Bucyrus acquisition.  Sales and revenues excluding Bucyrus were $14.581 billion—an all-time record—up more than 30 percent from the third quarter of 2010.

•                  Profit per share was $1.71, which was negatively impacted $0.22 due to the acquisition of Bucyrus.  Profit per share excluding Bucyrus was $1.93—an all-time record—up 58 percent from the third quarter of 2010.

•                  Machinery and Power Systems (M&PS) operating cash flow was $6.148 billion through the first three quarters of 2011, compared with $3.330 billion in the first three quarters of 2010—an increase of 85 percent.

•                  M&PS debt-to-capital ratio was 41.1 percent at the end of the third quarter of 2011, down from 42.6 percent at the end of the second quarter of 2011.

2011 Outlook

•                  The outlook for 2011 sales and revenues and profit has improved.  Sales and revenues are expected to be about $58 billion in 2011.  Our previous outlook was a range of $56 to $58 billion.  We expect Bucyrus will add about $2 billion to sales in 2011.  Excluding the impact of the Bucyrus acquisition, we expect sales and revenues will be about $56 billion in 2011.  Our previous outlook excluding Bucyrus was a range of $54 to $56 billion.

•                  The profit outlook for 2011 is now about $6.75 per share.  The prior outlook was a range of $6.25 to $6.75.  We expect the acquisition of Bucyrus will negatively impact profit about $0.50 per share.  That estimate is unchanged from our previous outlook.  Excluding the impact of Bucyrus, our profit outlook is about $7.25 per share.  The previous profit outlook excluding Bucyrus was a range of $6.75 to $7.25 per share.

Preliminary Outlook for 2012 Sales and Revenues

•                  We expect sales and revenues to improve 10 to 20 percent from the 2011 outlook of about $58 billion.  The 2012 outlook includes a full year of Bucyrus-related sales of about $5 billion, up from a partial year of about $2 billion in 2011.

CONSOLIDATED RESULTS

Consolidated Sales and Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the third quarter of 2010 (at left) and the third quarter of 2011 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Sales Volume includes the sales impact of the divestiture of Carter Machinery Company, Inc. (Carter).  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $15.716 billion in the third quarter of 2011, an increase of $4.582 billion, or 41 percent, from the third quarter of 2010.

The improvement was largely a result of $2.829 billion higher sales volume.  While sales for new equipment and after-market parts improved, the most significant increase was for new equipment.  Price realization improved $129 million, and currency impacts added $356 million.  Bucyrus, which was acquired during the third quarter of 2011, added a further $1.135 billion in sales.  Sales for Electro-Motive Diesel (EMD), which was acquired during the third quarter of 2010, increased $122 million.  Financial Products revenues improved slightly.

The improvement in sales volume occurred across the world in all geographic regions and in nearly all segments.  The volume increase was primarily the result of higher deliveries to end users.  Dealer-reported new machine inventory levels were up more than $650 million during the quarter, while they were up about $200 million during the third quarter of 2010.  Dealer-reported inventory in months of supply was higher than the end of the third quarter of 2010 but similar to the historical average.

Growth in the global economy improved demand for commodities, and commodity prices remained attractive for investment.  This was positive for mining in all regions of the world.

Construction activity continued to grow in many developing countries.  In developed countries, despite a continued weak level of construction activity, sales increased as a result of customers upgrading machine fleets and replacing some older equipment and dealers refreshing some equipment in their rental fleets.

Power Systems sales increased as a result of worldwide economic growth, energy prices at levels that encouraged continued investment, higher sales for our rail products and services and increased demand from industrial engine customers that manufacture agricultural and construction equipment.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the third quarter of 2010 (at left) and the third quarter of 2011 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes the operating profit impact of the divestiture of Carter and consolidating adjustments and Machinery and Power Systems other operating (income) expenses.

Operating profit for the third quarter of 2011 was $1.759 billion compared with $1.187 billion for the third quarter of 2010.  The improvement was primarily the result of higher sales volume and better price realization.  The improvements were partially offset by higher manufacturing costs, the negative impact of currency, acquisitions, and higher selling, general and administrative (SG&A) and research and development (R&D) expenses.

Manufacturing costs were up $330 million, primarily due to higher period costs related to increased production volume, capacity expansion programs and higher incentive compensation.  Material and freight costs were up from the third quarter of 2010.  The increase in material was primarily due to higher steel costs.

SG&A and R&D expenses increased 6 percent, reflecting strong cost control given the significant increase in sales.  The $82 million increase was primarily due to higher volume, increased costs to support product programs and higher incentive compensation, partially offset by a favorable change in mark-to-market deferred compensation expense.

Currency had a $160 million unfavorable impact on operating profit as the benefit from $356 million on sales was more than offset by a negative $516 million impact on costs.

Financial Products’ operating profit improved by $49 million.

Operating profit was negatively impacted by $143 million related to Bucyrus, while EMD negatively impacted operating profit by $8 million.

Other Profit/Loss Items

•                  Interest expense excluding Financial Products increased $27 million from the third quarter of 2010 due to debt issued to complete the acquisition of Bucyrus.

•                  Other income/expense was expense of $13 million compared with income of $1 million in the third quarter of 2010.

•                  The provision for income taxes in the third quarter reflects an estimated annual effective tax rate of 29 percent compared with 28 percent for the third quarter of 2010.  The third quarter of 2010 tax provision also included a $14 million benefit related to a decrease in the estimated annual effective tax rate.  The 2011 estimated effective tax rate of 29 percent is higher than the comparable full-year 2010 rate of 25 percent primarily due to an expected change in our geographic mix of profits from a tax perspective.

Global Workforce

Caterpillar worldwide full-time employment was 121,513 at the end of the third quarter of 2011 compared with 102,336 at the end of the third quarter of 2010, an increase of 19,177 full-time employees.  In addition, we increased the flexible workforce by 7,117 for a total increase in the global workforce of 26,294.

We increased our workforce primarily to support higher sales volume across all geographic regions.  In addition, acquisitions, primarily Bucyrus, added 12,397 people, while the sale of Carter Machinery in the first quarter of 2011 reduced the workforce by 1,157 people.

	September 30
	2011	2010	Change
Full-time employment	121,513	102,336	19,177
Flexible workforce	27,385	20,268	7,117
Total	148,898	122,604	26,294

Summary of change
U.S. workforce additions			5,591
Non-U.S. workforce additions			9,463
Total additions			15,054

Acquisitions/divestitures net			11,240
Total			26,294

SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Third Quarter 2011
Construction Industries(1)	$4,900	41%	$1,549	35%	$812	53%	$1,104	55%	$1,435	33%
Resource Industries(2)	4,599	103%	1,318	66%	845	64%	980	133%	1,456	173%
Power Systems(3)	5,075	21%	2,173	34%	534	(12)%	1,536	26%	832	11%
All Other Segments (4)	461	(16)%	188	(39)%	20	(35)%	150	19%	103	20%
Corporate Items and Eliminations	(12)		(12)		—		—		—
Machinery & Power Systems Sales	$15,023	44%	$5,216	35%	$2,211	31%	$3,770	53%	$3,826	56%

Financial Products Segment	757	3%	413	(7)%	98	26%	110	8%	136	18%
Corporate Items and Eliminations	(64)		(37)		(12)		(7)		(8)
Financial Products Revenues	$693	2%	$376	(4)%	$86	15%	$103	1%	$128	14%

Consolidated Sales and Revenues	$15,716	41%	$5,592	32%	$2,297	31%	$3,873	51%	$3,954	55%

Third Quarter 2010
Construction Industries (1)	$3,466		$1,146		$531		$710		$1,079
Resource Industries(2)	2,262		793		516		420		533
Power Systems(3)	4,196		1,623		606		1,218		749
All Other Segments(4)	550		307		31		126		86
Corporate Items and Eliminations	(22)		(14)		—		(6)		(2)
Machinery & Power Systems Sales	$10,452		$3,855		$1,684		$2,468		$2,445

Financial Products Segment	737		442		78		102		115
Corporate Items and Eliminations	(55)		(49)		(3)		—		(3)
Financial Products Revenues	$682		$393		$75		$102		$112

Consolidated Sales and Revenues	$11,134		$4,248		$1,759		$2,570		$2,557

(1)                    Does not include inter-segment sales of $162 million and $179 million in third quarter 2011 and 2010, respectively.

(2)                    Does not include inter-segment sales of $290 million and $206 million in third quarter 2011 and 2010, respectively.

(3)                    Does not include inter-segment sales of $600 million and $485 million in third quarter 2011 and 2010, respectively.

(4)                    Does not include inter-segment sales of $913 million and $748 million in third quarter 2011 and 2010, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Third Quarter 2010	Sales Volume	Price Realization	Currency	Acquisitions	Other	Third Quarter 2011	$ Change	% Change
Construction Industries	$3,466	$1,196	$51	$187	$—	$—	$4,900	$1,434	41%
Resource Industries	2,262	1,124	27	51	1,135	—	4,599	2,337	103%
Power Systems	4,196	595	64	98	122	—	5,075	879	21%
All Other Segments	550	(109)	—	20	—	—	461	(89)	(16)%
Corporate Items and Eliminations	(22)	23	(13)	—	—	—	(12)	10
Machinery & Power Systems Sales	$10,452	$2,829	$129	$356	$1,257	$—	$15,023	$4,571	44%

Financial Products Segment	737	—	—	—	—	20	757	20	3%
Corporate Items and Eliminations	(55)	—	—	—	—	(9)	(64)	(9)
Financial Products Revenues	$682	$—	$—	$—	$—	$11	$693	$11	2%

Consolidated Sales and Revenues	$11,134	$2,829	$129	$356	$1,257	$11	$15,716	$4,582	41%

Operating Profit by Segment

(Millions of dollars)	Third Quarter 2011	Third Quarter 2010	$ Change	% Change
Construction Industries	$496	$246	$250	102%
Resource Industries	745	538	207	38%
Power Systems	794	694	100	14%
All Other Segments	234	200	34	17%
Corporate Items and Eliminations	(589)	(532)	(57)
Machinery & Power Systems	$1,680	$1,146	$534	47%
Financial Products Segment	145	108	37	34%
Corporate Items and Eliminations	—	(12)	12
Financial Products	$145	$96	$49	51%
Consolidating Adjustments	(66)	(55)	(11)
Consolidated Operating Profit	$1,759	$1,187	$572	48%

Construction Industries

Construction Industries’ sales were $4.900 billion in the third quarter of 2011, an increase of $1.434 billion, or 41 percent, from the third quarter of 2010.  The improvement in sales was a result of significantly higher sales volume in all geographic regions and across all major products.  While sales for new equipment and after-market parts improved, the most significant increase was for new equipment.  In addition to volume, sales were higher as a result of currency impacts from a weaker U.S. dollar.

Continuing economic growth in most developing countries resulted in higher sales overall.  New machine sales were above or near record levels across much of the developing world.  China was an exception, and machine industry sales to end users were lower in the third quarter of 2011 than in the third quarter of 2010 as a result of economic tightening by the Chinese government to reduce inflation.  However, our sales in China were higher in the third quarter of 2011 than in the third quarter of 2010 as dealer deliveries to end users, while down, held up better than the industry overall, and machine production was sufficient to allow dealers to build inventory for the upcoming selling season.

In most developed countries, sales increased significantly despite relatively weak construction activity.  The improvement in sales was largely driven by the need for customers to upgrade machine fleets and replace older equipment and dealers refreshing some equipment in their rental fleets.  Despite the increase from a year ago, sales of new machines to customers in developed countries remain significantly below previous peak levels.  The size of rental fleets increased slightly from post-recession lows, but the average age remained near the historical high.

Construction Industries’ profit was $496 million in the third quarter of 2011 compared with $246 million in the third quarter of 2010.  The increase in profit was primarily due to higher sales volume, which included the impact of an unfavorable mix of products, and improved price realization.  The benefit from higher sales was partially offset by increased period manufacturing costs and higher freight and variable labor costs.  The period cost increase is primarily due to higher production volume and start-up costs associated with global capacity expansion.

Resource Industries

Resource Industries’ sales were $4.599 billion in the third quarter of 2011, an increase of $2.337 billion, or 103 percent, from the third quarter of 2010.  About half of the sales increase was from the acquisition of Bucyrus during the third quarter of 2011, and about half was from higher sales volume.

Metals prices softened during the third quarter of 2011 in response to economic concerns, but production continued to increase.  While commodity prices are off their highs, they remain favorable for investment, and that is driving significant demand for our large mining products and improved parts sales.

Bucyrus sales were $1.135 billion in the third quarter of 2011, with $266 million in North America, $185 million in Latin America, $248 million in EAME and $436 million in Asia/Pacific.

Resource Industries’ profit was $745 million in the third quarter of 2011 compared with $538 million in the third quarter of 2010.  The acquisition of Bucyrus negatively impacted profit by $143 million.  A table on page 15 provides further detail of the Bucyrus impact.

Excluding Bucyrus, Resource Industries’ profit increased $350 million, primarily due to higher sales volume.  The improvement was partially offset by higher manufacturing and R&D costs.  The manufacturing costs increase was primarily due to higher period, freight and material costs.

Power Systems

Power Systems’ sales were $5.075 billion in the third quarter of 2011, an increase of $879 million, or 21 percent, from the third quarter of 2010.  The improvement was a result of higher sales volume for both new equipment and parts, the acquisition of EMD, currency and price realization.  Sales were up in all geographic regions except for Latin America, which declined as a result of the absence of two large orders for turbines in the third quarter of 2010.

Worldwide demand for energy at price levels that encourage continued investment has resulted in higher demand for engines and turbines for petroleum applications.  Sales of our rail products and services and industrial engines also increased.

Power Systems’ profit was $794 million in the third quarter of 2011 compared with $694 million in the third quarter of 2010.  The improvement was primarily due to higher sales volume, which included the impact of an unfavorable mix of products, and improved price realization.  The improvements were partially offset by higher manufacturing costs, primarily driven by higher period costs and facility start-up expenses, and SG&A expense.

Sales for EMD, which was acquired on August 2, 2010, increased $122 million, and profit for EMD decreased by $6 million.

Financial Products Segment

Financial Products’ revenues were $757 million, an increase of $20 million, or 3 percent, from the third quarter of 2010.  The increase was primarily due to the impact from higher average earning assets and higher miscellaneous net revenues, partially offset by an unfavorable impact from lower interest rates on new and existing finance receivables.

Financial Products’ profit was $145 million in the third quarter of 2011, compared with $108 million in the third quarter of 2010.  The increase was primarily due to a $17 million decrease in provision expense at Cat Financial, a $14 million favorable impact from miscellaneous net revenues and a $13 million favorable impact from higher net yield on average earning assets.

At the end of the third quarter of 2011, past dues at Cat Financial were 3.54 percent, a decrease from 3.73 percent at the end of the second quarter of 2011, 3.87 percent at the end of 2010 and 4.88 percent at the end of the third quarter of 2010.  Write-offs, net of recoveries, were $50 million for the third quarter of 2011, down from $78 million in the third quarter of 2010.

As of September 30, 2011, Cat Financial’s allowance for credit losses totaled $362 million, or 1.49 percent of net finance receivables, compared with $363 million, or 1.57 percent of net finance receivables, at year-end 2010.  The allowance for credit losses as of September 30, 2010, was $367 million, which was 1.61 percent of net finance receivables.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $589 million in the third quarter of 2011, an increase of $45 million from the third quarter of 2010.  Corporate items and eliminations include corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences, as segment profit is reported using annual fixed exchange rates, and inter-segment eliminations.

Segment profit for 2011 is based on fixed exchange rates set at the beginning of 2011, while segment profit for 2010 is based on fixed exchange rates set at the beginning of 2010.  The difference in actual exchange rates compared with fixed exchange rates is included in Corporate items and eliminations and is not reflected in segment profit.  The increased expense for Corporate items and eliminations includes currency differences not allocated to segments, as third-quarter 2011 actual exchange rates were unfavorable compared with 2011 fixed exchange rates.  In addition, corporate level expenses increased, but were partially offset by favorable impacts of timing differences and mark-to-market deferred compensation expense.

Outlook

2011 Economic Outlook

Eurozone government debt problems, U.S. difficulties in raising the federal debt limit and signs of slowing economic growth caused stock markets and confidence indicators to decline in the third quarter of 2011.  While concerning, we do not believe these developments signal the onset of recession.  The indicators that we track suggest slow growth the rest of the year.  We expect the world economy will grow about 3 percent in 2011, down from 4 percent in 2010.  Metals prices softened in response to economic concerns, but production continued to increase, and mining companies appear to be continuing with investments.  While commodity prices are off their highs, we expect that they will remain favorable for mining investment and production.

Key points related to our economic outlook include:

•                  The U.S. economy averaged 0.8 percent annual growth in the first half of 2011 as federal, state and local governments reduced spending at over a 3 percent annual rate.  We anticipate the U.S. economy will improve its growth rate in the second half of 2011, allowing full-year growth of about 1.7 percent.  We expect capital investment to continue to grow faster than the overall economy.

•                  The Eurozone’s difficulties in addressing its government debt crisis and policy tightening slowed economic growth and weakened confidence.  The European Central Bank (ECB) began increasing bank liquidity during the third quarter of 2011 and announced additional actions in October.  We anticipate the ECB will start reversing recent interest rate increases in the fourth quarter of 2011.  Economic growth is expected to be about 1.5 percent in 2011 with capital investment growing even faster.

•                  Japan’s economy has declined for three quarters, in large part due to natural disasters.  We expect increased government spending and near-record banking liquidity will allow a recovery in the second half of 2011.  As a result, we expect economic output in 2011 to be about even with last year.  Capital spending is expected to improve in the second half of 2011.

•                  Difficulties in developed economies prompted most developing countries to halt policy tightening, with several countries reducing interest rates.  Our outlook assumes developing countries will grow about 6 percent in 2011, about a percentage point slower than in 2010.

•                  Asia/Pacific countries tightened economic policies in 2011, which we expect will slow economic growth to less than 7 percent.  We believe that rate of growth would be sufficient for both construction and commodity demand to increase.

•                  China’s economy averaged 9.4 percent growth in the first three quarters of 2011, and we expect past policy tightening will slow full-year growth to 9.3 percent.  Inflation appears to have peaked, and liquidity growth has slowed to a rate consistent with past easing.  We expect no further policy tightening this year.

•                  Our outlook assumes Latin American economic growth will slow to about 4.5 percent in 2011, the result of prior interest rate increases.  Brazil recently cut interest rates, and other countries appear near the end of policy tightening.

•                  Africa/Middle East economies are benefiting from low interest rates and favorable commodity prices.  We expect economic growth will exceed 4.5 percent in 2011.

•                  Countries in the CIS have maintained low interest rates and are benefiting from favorable commodity prices.  Our outlook assumes economic growth will improve to over 5 percent this year.

2012 Preliminary Economic Outlook

We expect the world economy will continue to recover in 2012, with growth improving to about 3.5 percent.  The United States and Japan should account for much of the improvement.

•                  Economic uncertainty over the past quarter has caused many countries to reconsider policy tightening, and several countries have already cut interest rates.  Overall, we expect interest rates will trend lower in 2012.

•                  An expanding world economy will likely increase demand for most commodities.  We expect producers will continue to struggle to meet this demand, and most commodity prices should average higher than in 2011.

•                  The U.S. Federal Reserve announced it would hold interest rates in a zero to twenty-five basis point range well into 2013, and we expect additional actions to maintain liquidity growth.  Our outlook assumes the U.S. economy will grow about 2.5 percent in 2012, and we expect business investment to grow even faster.

•                 We expect economic growth will improve employment and household formations in the United States—the major driver of housing demand.  Housing starts will likely improve somewhat with multi-unit starts increasing the most.  While we expect housing starts in the United States to improve modestly, they will likely remain below what is needed to support a rate of household formations consistent with ongoing population growth.

•                  Our outlook assumes nonresidential building construction in the United States will improve due to lower vacancy rates, increased building prices and easier credit terms.  Infrastructure-related construction will remain constrained by government budget restrictions and the lack of a new federal highway program.

•                  We expect the ECB will reverse its two 2011 rate increases by the end of first quarter 2012 and that bank liquidity will continue to improve.  These actions will help offset tighter government budgets.  We expect the Eurozone economy will grow about 1 percent in 2012, but capital spending should increase faster.

•                  Other European economies will likely continue to outperform the Eurozone, and we expect economic growth in all of Europe will average less than 1.5 percent.

•                  We anticipate the Bank of Japan will hold interest rates near zero and increase bank liquidity.  Favorable economic policies, along with reconstruction spending, will likely lead to about 4 percent economic growth.

•                  Our outlook assumes Asia/Pacific economies will grow more than 7 percent in 2012, a slight improvement over 2011.  Although we expect China will relax economic policies, growth will ease to about 9 percent.  Growth in the other large regional economies, India and Indonesia, should improve slightly.

•                  Continued economic growth in Asia will likely improve construction activity and commodity demand, and we expect mining production to increase.

•                  Interest rates in several of the key Latin American economies will likely decline in 2012.  We expect economic growth of more than 4 percent, with further increases in both mining and construction.

•                  Africa/Middle East and CIS regions were slower to recover, and interest rates are not much higher than a year ago.  Continued favorable commodity prices should provide additional help, and we expect economic growth close to 5.5 percent in 2012.

Economic Risks

•                  The large developed economies of the United States, Eurozone and Japan pose the most significant risks to our outlook.  A decade of weak growth has left these economies with high unemployment, governments struggling to fund operations and depressed construction spending.

•                  Economic policies of developed countries have not been up to the task of securing sustained, stronger economic growth.  Governments have too often engaged in confidence-destroying battles over budgets, and central banks have too often overestimated the stimulus provided by their policies.

•                  Our forecast of improved growth in these economies rests on the assumption that central banks will continue recent efforts to provide more liquidity, allowing modest recoveries to continue.  Should they prematurely tighten these policies, recessions could develop.

2011 Sales and Revenues Outlook

Even with expectations for moderate economic growth, our business has continued to improve, and, as a result, we have revised our 2011 outlook for sales and revenues.  We expect sales and revenues will be about $58 billion in 2011.  That is an improvement from our previous outlook of $56 to $58 billion.  We expect that Bucyrus will add about $2 billion to sales in 2011.  Excluding Bucyrus, we expect sales and revenues will be about $56 billion in 2011.  Our previous outlook excluding Bucyrus was a range of $54 to $56 billion.

2011 Profit Outlook

In total, including the Bucyrus acquisition, we have improved our outlook for profit in 2011.  We now expect profit of about $6.75 per share.  Our prior outlook was a range of $6.25 to $6.75 per share.

We expect that Bucyrus will negatively impact profit about $0.50 per share, which is unchanged from our previous outlook.

Excluding the impact of Bucyrus, we expect 2011 profit of about $7.25 per share.  Our prior outlook excluding Bucyrus expected profit of $6.75 to $7.25 per share.

The improvement in the profit outlook is primarily a result of the increase in the 2011 outlook for sales and revenues.

Preliminary 2012 Outlook for Sales and Revenues

Our preliminary outlook for 2012 sales and revenues is based on continuing slow growth in the developed parts of the world but with continuing improvement in sales of machines from what are currently low levels.  Growth in developing countries in 2012 is expected to be similar to 2011, supporting higher sales of our products and services.  We expect sales and revenues to improve 10 to 20 percent from the 2011 outlook of about $58 billion.  The outlook includes a full year of Bucyrus-related sales of about $5 billion, up from a partial year in 2011 of about $2 billion.  Some key factors related to our preliminary sales and revenues outlook include:

•                  Our order backlog has steadily increased throughout the year and is currently at a record level.

•                  Commodity prices, while off earlier highs, are at levels that should continue to be favorable for mining investment.

•                  We expect dealers to continue to add to rental fleets to reduce average machine ages and increase fleet sizes.

•                  Users in developed countries still need to catch up on deferred replacements.  In addition, we expect modest improvement in construction activity.

•                  We expect construction activity to continue to improve in developing countries, requiring further machine fleet expansions.

•                 We expect that dealers throughout the world will modestly increase machine inventories to support higher deliveries.

•                  We also expect that demand for engines, turbines, and rail should improve.

QUESTIONS AND ANSWERS

Q1:                           Can you summarize the impact of Bucyrus on third-quarter financial results?

A:                                   Following is a table that summarizes the impact of Bucyrus on 2011 year-to-date financial results.  The table is in two sections.  The first shows the impact of Bucyrus on the individual results of operations line items down to profit (loss) before tax.  The bottom section of the table shows the impact of Bucyrus by category as we defined them in our second quarter financial release.

Impact of Bucyrus on Consolidated Profit (Loss) Before Tax

Millions of Dollars except per share data

	First Half	Third Quarter	Year-to-Date
Impact by Results of Operations Line Item
Sales	$—	$1,135	$1,135
Cost of goods sold	—	1,019	1,019
SG&A	35	170	205
R&D	—	12	12
Other operating costs	—	77	77
Operating profit (loss)	(35)	(143)	(178)
Interest expense	11	33	44
Other income (expense)	(203)	(24)	(227)
Profit (loss) before tax	$(249)	$(200)	$(449)

Impact by Category
Operating profit excluding acquisition costs	$—	$195	$195
Incremental intangible amortization	—	56	56
Inventory step-up	—	160	160
Deal-related & integration costs	35	122	157
Impact on operating profit (loss)	(35)	(143)	(178)
Interest expense	11	33	44
Other income (expense)	(203)	(24)	(227)
Impact on profit (loss) before tax	$(249)	$(200)	$(449)

Profit per share Bucyrus impact	$(0.24)	$(0.22)	$(0.46)

Q2:                           Can you discuss how the impact of Bucyrus on 2011 has changed from what you expected in your second-quarter financial release?

A:                                   In the outlook we issued with our second-quarter financial results in July, we expected that the Bucyrus acquisition would add about $2 billion of sales, but be negative to profit about $0.50 per share.

While our estimate of the full-year impact is still about $2 billion of sales and a negative $0.50 per share, there has been some change in the elements.  Two notable changes are incremental intangible amortization and the inventory step-up.  We now expect incremental intangible amortization that resulted from the acquisition will be about $35 million lower than our previous estimate of $150 million, but the impact of the inventory step-up will be about $50 million higher than our previous estimate of $250 million.

Q3:                           Have you updated your 2012 estimate for Bucyrus?

A:                                   Not yet.  We are currently in the process of planning for 2012 throughout Caterpillar.  We provided a preliminary outlook for total company sales and revenues, but as is usual at this time of the year, we are not through the complete planning process and have not provided a profit outlook for 2012.  In our preliminary outlook for sales and revenues, we said that we expected Bucyrus-related sales to be about $5 billion for the full-year 2012.

Our practice is to provide a profit outlook for the total company with our year-end financial release in January.  We expect to discuss the impact of the Bucyrus acquisition on 2012 profit at that time.

Q4:                           We understand that you are in discussions with Cat dealers to sell them Bucyrus distribution businesses.  Can you quantify what that impact will be and how the discussions are progressing?

A:                                   We are discussing the Bucyrus distribution businesses with Cat dealers that have mining activity in their territories, and we intend to sell these businesses to those dealers.  The discussions are progressing, but it is too early to provide any details.

It is also too early to discuss the timing or impact that these transactions may have on our financial results going forward.  For that reason, our estimate of the impact of the Bucyrus acquisition on 2011 profit does not assume any impact from selling distribution businesses to dealers.

Q5:         Is there an update on the timing of the closing of the MWM Holding GmbH (MWM) acquisition?

A:                                   We recently received clearance from European regulators and expect the MWM acquisition to close before year-end 2011.

Q6:                           Can you comment on your plans for your external logistics business?

A:                                   We have received significant interest from around the world and expect to make a decision on the future of our external logistics business by the end of the year.

Q7:                           Have you included any impact related to the MWM acquisition or changes to the external logistics business in your 2011 outlook or your preliminary 2012 sales and revenues outlook?

A:                                   No, because the MWM transaction has not closed and a final decision on our external logistics business has not been made.

Q8:                           Can you comment on new machine inventories held by your dealers and your expectations for the full-year 2011?

A:                                   During the third quarter of 2011, dealers reported new machine inventory increases of more than $650 million from the end of the second quarter of 2011—about $500 million in Asia/Pacific and $200 million in North America.  In months of supply, inventories (in total and by region) are close to historic averages.  Year-to-date dealer inventories are up about $1.8 billion and are up in all regions.  By product category, machines for mining applications have increased the most and account for about 40 percent of the year-to-date increase.

We expect dealer inventories will be flat to slightly down in the fourth quarter of 2011.

Q9:                           Can you comment on your order backlog?

A:                                   The following table summarizes our order backlog:

(billions of dollars)	9/30/2010	12/31/2010	6/30/2011	9/30/2011
Order Backlog Excluding Bucyrus	$17.4	$18.7	$21.9	$24.4
Bucyrus Impact				4.2
Order Backlog	$17.4	$18.7	$21.9	$28.6

* Bucyrus backlog was $3.5 billion on July 8, 2011, the date we acquired Bucyrus.

Our order backlog improved throughout the third quarter of 2011 and was at a record level at the end of the quarter with, and without, the impact of Bucyrus.

Q10:                    Since mid-2010 you have announced numerous investments in additional capacity around the world.  Are they going forward?  Does your view of economic growth still support the plans you have announced?

A:                                   While plans are always subject to some adjustment, we are largely on track and moving ahead.  Our preliminary outlook for 2012 sales and revenues means that we need to continue to increase production.  We are expecting 2012 to remain tight in terms of capacity for many of our products, and, in some cases, capacity will be a limiting factor for sales growth—particularly large machines for mining.  We intend to continue to invest in our business to be prepared for continued growth beyond 2012.

Q11:                    Can you comment on expense related to your short-term incentive compensation plans in the third quarter and your expectation for the full-year 2011?

A:                                   Short-term incentive compensation expense is directly related to financial and operational performance.  As a result of increasing our outlook for 2011, we have increased our estimate of short-term incentive compensation.  At the end of the second quarter, we expected about $1.050 billion of expense in 2011, and we have increased that to about $1.120 billion.

Expense was $315 million in the third quarter of 2011, $305 million in the second quarter and $220 million in the first quarter.

Short-term incentive compensation in the third quarter of 2010 was $240 million.

Q12:                    We calculate incremental operating profit pull through, but the impact of your recent acquisitions makes the calculation difficult.  Can you adjust for acquisitions?  Can you calculate this for both the third quarter and year-to-date?

A:                                   For the third quarter, excluding the impact of our Bucyrus and EMD acquisitions, incremental operating profit versus 2010 was about 22 percent of incremental sales and revenues.

In addition to adjusting for acquisitions, to better understand the underlying operational impacts, it is also useful to consider currency impacts.  The table below starts with our reported sales and revenues and reported operating profit and adjusts for the acquisitions of EMD and Bucyrus and the impacts of currency on sales and operating profit.

For the third quarter, adjusting for acquisitions and currency, the incremental margin rate was approximately 30 percent.

	Third Quarter	Third Quarter
(Millions of dollars)	2011	2010	$ Change
Sales and Revenues	$15,716	$11,134	$4,582
Less EMD and Bucyrus Sales	(1,473)	(216)	(1,257)
Sales and Revenues excluding EMD and Bucyrus	14,243	10,918	3,325

Less Sales Currency Impact	(356)	—	(356)
Sales and Revenues excluding EMD, Bucyrus and Currency Impact	$13,887	$10,918	$2,969

Operating Profit	$1,759	$1,187	$572
Less EMD and Bucyrus Operating Profit (Loss)	132	(19)	151
Operating Profit excluding EMD and Bucyrus	1,891	1,168	723

Add Operating Profit Currency Impact	160	—	160
Operating Profit excluding EMD, Bucyrus and Currency Impacts	$2,051	$1,168	$883

Incremental Margin Rate excluding EMD and Bucyrus Impacts			22%

Incremental Margin Rate excluding EMD, Bucyrus and Currency Impacts			30%

For year-to-date excluding the impact of our Bucyrus and EMD acquisitions, incremental operating profit versus 2010 was about 24 percent of incremental sales and revenues.  Adjusting for acquisitions and currency, the incremental margin rate was approximately 28 percent.

	Nine Months Ended	Nine Months Ended
(Millions of dollars)	September 30, 2011	September 30, 2010	$ Change
Sales and Revenues	$42,895	$29,781	$13,114
Less EMD and Bucyrus Sales	(2,079)	(216)	(1,863)
Sales and Revenues excluding EMD and Bucyrus	40,816	29,565	11,251

Less Sales Currency Impact	(801)	—	(801)
Sales and Revenues excluding EMD, Bucyrus and Currency Impact	$40,015	$29,565	$10,450

Operating Profit	$5,193	$2,672	$2,521
Less EMD and Bucyrus Operating Profit (Loss)	148	(19)	167
Operating Profit excluding EMD and Bucyrus	5,341	2,653	2,688

Add Operating Profit Currency Impact	286	—	286
Operating Profit excluding EMD, Bucyrus and Currency Impacts	$5,627	$2,653	$2,974

Incremental Margin Rate excluding EMD and Bucyrus Impacts			24%

Incremental Margin Rate excluding EMD, Bucyrus and Currency Impacts			28%

Q13:                    Can you comment on the M&PS financial position post the Bucyrus acquisition?

A:                                   Caterpillar’s financial position strengthened in the third quarter of 2011.  As a result of our increasing profit and strong cash flow, the M&PS debt-to-capital ratio at September 30, 2011, was 41.1 percent versus 42.6 percent at June 30, 2011.

Q14:                    Can you comment on your M&PS operating cash flow in 2011?

A:                                   M&PS operating cash flow was $6.1 billion through the third quarter of 2011 compared with $3.3 billion through the third quarter of 2010.  In fact, M&PS operating cash flow in the first nine months of 2011 was more than any full year in Caterpillar history.  The positive cash flow has been a result of strong profit performance and significant focus on asset management.  Our new OPACC metric (Operating Profit After Capital Charge) has helped improve the focus on asset management throughout the company.

GLOSSARY OF TERMS

1.

All Other Segments — Primarily includes activities such as: the remanufacturing of Cat engines and components and remanufacturing services for other companies as well as the product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services for Caterpillar and other companies; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America (U.S. & Canada only); distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; and the 50/50 joint venture with Navistar (NC2) until it became a wholly owned subsidiary of Navistar effective September 29, 2011.

2.

Bucyrus Impact — This includes Bucyrus results as a wholly owned subsidiary of Caterpillar since the acquisition date of July 8, 2011, and acquisition-related costs incurred during 2011. Bucyrus acquisition costs relate to losses on interest rate swaps put in place in anticipation of issuing debt for the acquisition, costs for a bridge financing facility, integration costs (including severance-related costs), advisory and legal costs and interest expense on new debt.

3.

Caterpillar Production System — The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals.

4.	Consolidating Adjustments — Eliminations of transactions between Machinery and Power Systems and Financial Products.

5.

Construction Industries — A segment responsible for small and core construction machines. Responsibility includes business strategy, product design, product management and development, manufacturing, marketing, and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders and pipe layers. In addition, Construction Industries has responsibility for Power Systems and components in Japan and an integrated manufacturing cost center that supports Machinery and Power Systems businesses.

6.

Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery and Power Systems lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

7.

Debt-to-Capital Ratio — A key measure of financial strength used by both management and our credit rating agencies. The metric is a ratio of Machinery and Power Systems debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Power Systems debt, redeemable noncontrolling interest and stockholders’ equity.

8.	EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

9.	Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

10.

Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The division also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

11.	Latin America — Geographic region including Central and South American countries and Mexico.

12.	Machinery and Power Systems (M&PS)— Represents the aggregate total of Construction Industries, Resource Industries, Power Systems, and All Other segments and related corporate items and eliminations.

13.

Machinery and Power Systems Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.

14.

Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

15.

Power Systems — A segment responsible for the product management, development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services; the development, manufacturing, remanufacturing, maintenance, leasing and service of diesel-electric locomotives and components and other rail-related products and services.

16.

Price Realization — The impact of net price changes excluding currency and new product introductions. Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

17.

Resource Industries — A segment responsible for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for large track-type tractors, large mining trucks, underground mining equipment, tunnel boring equipment, large wheel loaders, quarry and construction trucks, articulated trucks, wheel tractor scrapers, wheel dozers, compactors, select work tools, forestry products, paving products, machinery components and electronics and control systems. In addition, Resource Industries manages areas that provide services to other parts of the company, including integrated manufacturing, research and development and coordination of the Caterpillar Production System. On July 8, 2011, the acquisition of Bucyrus International was completed. This added the responsibility for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for electric rope shovels, draglines, hydraulic shovels, drills, highwall miners and large electric drive mining trucks to Resource Industries. In addition, Bucyrus acquisition costs impacting operating profit are included in this segment.

18.

Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery and Power Systems sales with respect to total sales.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Bucyrus-Related Sales and Profit-Per-Share Impacts

We acquired Bucyrus International, Inc. on July 8, 2011.  The third quarter loss was primarily due to inventory step-up, deal-related and integration costs (including severance-related costs), incremental amortization of intangible assets and interest expense, partially offset by operating profit from ongoing operations.  We believe it is important to separately quantify the sales and revenues and profit-per-share impacts in order for our 2011 actual results and 2011 outlook to be meaningful to our readers and more comparable to prior period results.  Reconciliation of sales and revenues and profit per share excluding Bucyrus impacts to the most directly comparable GAAP measure, is as follows:

(Dollars in billions except per share data)	Third Quarter 2011	Nine Months Ended September 30, 2011	2011 Outlook
Sales and Revenues	$15.716	$42.895	$58
Bucyrus Sales impact	$1.135	$1.135	$2
Sales and Revenues excluding Bucyrus	$14.581	$41.760	$56

Profit per share	$1.71	$5.08	$6.75
Profit per share Bucyrus impact	$0.22	$0.46	$0.50
Profit per share excluding Bucyrus	$1.93	$5.54	$7.25

Machinery and Power Systems

Caterpillar defines Machinery and Power Systems as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Power Systems information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 26-31 reconcile Machinery and Power Systems with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/investor

http://www.caterpillar.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Jim Dugan

Corporate Public Affairs

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to: Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales and revenues:
Sales of Machinery and Power Systems	$15,023	$10,452	$40,835	$27,726
Revenues of Financial Products	693	682	2,060	2,055
Total sales and revenues	15,716	11,134	42,895	29,781

Operating costs:
Cost of goods sold	11,455	7,752	30,815	21,018
Selling, general and administrative expenses	1,360	1,148	3,716	3,139
Research and development expenses	584	510	1,693	1,362
Interest expense of Financial Products	211	227	623	694
Other operating (income) expenses	347	310	855	896
Total operating costs	13,957	9,947	37,702	27,109

Operating profit	1,759	1,187	5,193	2,672

Interest expense excluding Financial Products	112	85	289	268
Other income (expense)	(13)	1	(157)	114

Consolidated profit before taxes	1,634	1,103	4,747	2,518

Provision (benefit) for income taxes	474	295	1,304	735
Profit of consolidated companies	1,160	808	3,443	1,783

Equity in profit (loss) of unconsolidated affiliated companies	(6)	(7)	(24)	(13)

Profit of consolidated and affiliated companies	1,154	801	3,419	1,770

Less: Profit (loss) attributable to noncontrolling interests	13	9	38	38

Profit (1)	$1,141	$792	$3,381	$1,732

Profit per common share	$1.76	$1.25	$5.25	$2.75

Profit per common share — diluted (2)	$1.71	$1.22	$5.08	$2.68

Weighted average common shares outstanding (millions)
- Basic	646.6	632.6	644.3	629.6
- Diluted (2)	666.0	651.6	666.1	647.0

Cash dividends declared per common share	$—	$—	$0.90	$0.86

(1)          Profit attributable to common stockholders.

(2)          Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and short-term investments	$3,229	$3,592
Receivables - trade and other	9,386	8,494
Receivables - finance	7,920	8,298
Deferred and refundable income taxes	1,122	931
Prepaid expenses and other current assets	795	908
Inventories	14,412	9,587
Total current assets	36,864	31,810

Property, plant and equipment — net	13,397	12,539
Long-term receivables - trade and other	1,283	793
Long-term receivables - finance	11,445	11,264
Investments in unconsolidated affiliated companies	121	164
Noncurrent deferred and refundable income taxes	806	2,493
Intangible assets	4,529	805
Goodwill	7,778	2,614
Other assets	1,544	1,538
Total assets	$77,767	$64,020

Liabilities
Current liabilities:
Short-term borrowings:
— Machinery and Power Systems	$366	$204
— Financial Products	3,548	3,852
Accounts payable	7,524	5,856
Accrued expenses	3,186	2,880
Accrued wages, salaries and employee benefits	2,062	1,670
Customer advances	2,745	1,831
Dividends payable	—	281
Other current liabilities	2,193	1,521
Long-term debt due within one year:	—	—
— Machinery and Power Systems	72	495
— Financial Products	3,522	3,430
Total current liabilities	25,218	22,020

Long-term debt due after one year:
— Machinery and Power Systems	8,903	4,505
— Financial Products	17,878	15,932
Liability for postemployment benefits	7,494	7,584
Other liabilities	3,570	2,654
Total liabilities	63,063	52,695

Redeemable noncontrolling interest	491	461

Stockholders’ equity
Common stock	4,229	3,888
Treasury stock	(10,299)	(10,397)
Profit employed in the business	24,251	21,384
Accumulated other comprehensive income (loss)	(4,019)	(4,051)
Noncontrolling interests	51	40
Total stockholders’ equity	14,213	10,864
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$77,767	$64,020

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Nine Months Ended
	September 30,
	2011	2010
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,419	$1,770
Adjustments for non-cash items:
Depreciation and amortization	1,832	1,681
Other	558	345
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	(254)	(1,337)
Inventories	(2,716)	(2,086)
Accounts payable	1,308	1,966
Accrued expenses	134	7
Accrued wages, salaries and employee benefits	275	647
Customer advances	333	183
Other assets — net	(74)	131
Other liabilities — net	700	(360)
Net cash provided by (used for) operating activities	5,515	2,947
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(1,515)	(957)
Expenditures for equipment leased to others	(984)	(708)
Proceeds from disposals of leased assets and property, plant and equipment	922	1,101
Additions to finance receivables	(7,091)	(6,121)
Collections of finance receivables	6,503	6,424
Proceeds from sale of finance receivables	106	13
Investments and acquisitions (net of cash acquired)	(7,413)	(1,111)
Proceeds from sale of businesses and investments (net of cash sold)	21	—
Proceeds from sale of available-for-sale securities	180	141
Investments in available-for-sale securities	(216)	(129)
Other — net	37	130
Net cash provided by (used for) investing activities	(9,450)	(1,217)
Cash flow from financing activities:
Dividends paid	(862)	(804)
Distribution to noncontrolling interests	(3)	—
Common stock issued, including treasury shares reissued	110	193
Excess tax benefit from stock-based compensation	169	89
Acquisitions of noncontrolling interests	—	(132)
Proceeds from debt issued (original maturities greater than three months)	13,247	5,928
Payments on debt (original maturities greater than three months)	(8,283)	(9,216)
Short-term borrowings - net (original maturities three months or less)	(766)	(330)
Net cash provided by (used for) financing activities	3,612	(4,272)
Effect of exchange rate changes on cash	(40)	(60)
Increase (decrease) in cash and short-term investments	(363)	(2,602)
Cash and short-term investments at beginning of period	3,592	4,867
Cash and short-term investments at end of period	$3,229	$2,265

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended September 30, 2011
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$15,023	$15,023	$—	$—
Revenues of Financial Products	693	—	774	(81	)(2)
Total sales and revenues	15,716	15,023	774	(81)

Operating costs:
Cost of goods sold	11,455	11,455	—	—
Selling, general and administrative expenses	1,360	1,217	151	(8	)(3)
Research and development expenses	584	584	—	—
Interest expense of Financial Products	211	—	211	—	(4)
Other operating (income) expenses	347	87	267	(7	)(3)
Total operating costs	13,957	13,343	629	(15)

Operating profit	1,759	1,680	145	(66)

Interest expense excluding Financial Products	112	123	—	(11	)(4)
Other income (expense)	(13)	(68)	—	55	(5)

Consolidated profit before taxes	1,634	1,489	145	—

Provision for income taxes	474	437	37	—
Profit of consolidated companies	1,160	1,052	108	—

Equity in profit (loss) of unconsolidated affiliated companies	(6)	(6)	—	—
Equity in profit of Financial Products’ subsidiaries	—	104	—	(104	)(6)

Profit of consolidated and affiliated companies	1,154	1,150	108	(104)

Less: Profit (loss) attributable to noncontrolling interests	13	9	4	—

Profit (7)	$1,141	$1,141	$104	$(104)

(1)   Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)   Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

(3)   Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

(4)   Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

(5)   Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

(6)   Elimination of Financial Products’ profit due to equity method of accounting.

(7)   Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended September 30, 2010
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$10,452	$10,452	$—	$—
Revenues of Financial Products	682	—	749	(67	)(2)
Total sales and revenues	11,134	10,452	749	(67)

Operating costs:
Cost of goods sold	7,752	7,752	—	—
Selling, general and administrative expenses	1,148	999	152	(3	)(3)
Research and development expenses	510	510	—	—
Interest expense of Financial Products	227	—	228	(1	)(4)
Other operating (income) expenses	310	45	273	(8	)(3)
Total operating costs	9,947	9,306	653	(12)

Operating profit	1,187	1,146	96	(55)

Interest expense excluding Financial Products	85	101	—	(16	)(4)
Other income (expense)	1	(52)	14	39	(5)

Consolidated profit before taxes	1,103	993	110	—

Provision for income taxes	295	275	20	—
Profit of consolidated companies	808	718	90	—

Equity in profit (loss) of unconsolidated affiliated companies	(7)	(7)	—	—
Equity in profit of Financial Products’ subsidiaries	—	87	—	(87	)(6)

Profit of consolidated and affiliated companies	801	798	90	(87)

Less: Profit (loss) attributable to noncontrolling interests	9	6	3	—

Profit (7)	$792	$792	$87	$(87)

(1)   Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)   Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

(3)   Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

(4)   Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

(5)   Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

(6)   Elimination of Financial Products’ profit due to equity method of accounting.

(7)   Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Nine Months Ended September 30, 2011
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$40,835	$40,835	$—	$—
Revenues of Financial Products	2,060	—	2,291	(231	)(2)
Total sales and revenues	42,895	40,835	2,291	(231)

Operating costs:
Cost of goods sold	30,815	30,815	—	—
Selling, general and administrative expenses	3,716	3,287	444	(15	)(3)
Research and development expenses	1,693	1,693	—	—
Interest expense of Financial Products	623	—	624	(1	)(4)
Other operating (income) expenses	855	86	796	(27	)(3)
Total operating costs	37,702	35,881	1,864	(43)

Operating profit	5,193	4,954	427	(188)

Interest expense excluding Financial Products	289	321	—	(32	)(4)
Other income (expense)	(157)	(342)	29	156	(5)

Consolidated profit before taxes	4,747	4,291	456	—

Provision for income taxes	1,304	1,184	120	—
Profit of consolidated companies	3,443	3,107	336	—

Equity in profit (loss) of unconsolidated affiliated companies	(24)	(24)	—	—
Equity in profit of Financial Products’ subsidiaries	—	324	—	(324	)(6)

Profit of consolidated and affiliated companies	3,419	3,407	336	(324)

Less: Profit (loss) attributable to noncontrolling interests	38	26	12	—

Profit (7)	$3,381	$3,381	$324	$(324)

(1)   Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)   Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

(3)   Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

(4)   Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

(5)   Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

(6)   Elimination of Financial Products’ profit due to equity method of accounting.

(7)   Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Nine Months Ended September 30, 2010
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$27,726	$27,726	$—	$—
Revenues of Financial Products	2,055	—	2,248	(193	)(2)
Total sales and revenues	29,781	27,726	2,248	(193)

Operating costs:
Cost of goods sold	21,018	21,018	—	—
Selling, general and administrative expenses	3,139	2,715	441	(17	)(3)
Research and development expenses	1,362	1,362	—	—
Interest expense of Financial Products	694	—	696	(2	)(4)
Other operating (income) expenses	896	88	826	(18	)(3)
Total operating costs	27,109	25,183	1,963	(37)

Operating profit	2,672	2,543	285	(156)

Interest expense excluding Financial Products	268	325	—	(57	)(4)
Other income (expense)	114	(29)	44	99	(5)

Consolidated profit before taxes	2,518	2,189	329	—

Provision (benefit) for income taxes	735	670	65	—
Profit of consolidated companies	1,783	1,519	264	—

Equity in profit (loss) of unconsolidated affiliated companies	(13)	(13)	—	—
Equity in profit of Financial Products’ subsidiaries	—	256	—	(256	)(6)

Profit of consolidated and affiliated companies	1,770	1,762	264	(256)

Less: Profit (loss) attributable to noncontrolling interests	38	30	8	—

Profit (7)	$1,732	$1,732	$256	$(256)

(1)   Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)   Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

(3)   Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

(4)   Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

(5)   Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

(6)   Elimination of Financial Products’ profit due to equity method of accounting.

(7)   Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Nine Months Ended September 30, 2011

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,419	$3,407	$336	$(324	)(2)
Adjustments for non-cash items:
Depreciation and amortization	1,832	1,287	545	—
Other	558	454	(74)	178	(4)
Financial Products’ dividend in excess of profit	—	276	—	(276	)(3)
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(254)	764	26	(1,044	)(4),(5)
Inventories	(2,716)	(2,716)	—	—
Accounts payable	1,308	1,351	12	(55	)(4)
Accrued expenses	134	149	(13)	(2	)(4)
Accrued wages, salaries and employee benefits	275	274	1	—
Customer advances	333	333	—	—
Other assets - net	(74)	(92)	53	(35	)(4)
Other liabilities - net	700	661	5	34	(4)
Net cash provided by (used for) operating activities	5,515	6,148	891	(1,524)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,515)	(1,510)	(5)	—
Expenditures for equipment leased to others	(984)	(75)	(972)	63	(4)
Proceeds from disposals of leased assets and property, plant and equipment	922	107	886	(71	)(4)
Additions to finance receivables	(7,091)	—	(35,196)	28,105	(5),(9)
Collections of finance receivables	6,503	—	33,329	(26,826	)(5)
Proceeds from sale of finance receivables	106	—	106	—
Net intercompany borrowings	—	600	62	(662	)(6)
Investments and acquisitions (net of cash acquired)	(7,413)	(7,413)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	21	357	11	(347	)(9)
Proceeds from sale of available-for-sale securities	180	10	170	—
Investments in available-for-sale securities	(216)	(9)	(207)	—
Other - net	37	(39)	72	4	(7)
Net cash provided by (used for) investing activities	(9,450)	(7,972)	(1,744)	266
Cash flow from financing activities:
Dividends paid	(862)	(862)	(600)	600	(8)
Distribution to noncontrolling interests	(3)	(3)	—	—
Common stock issued, including treasury shares reissued	110	110	4	(4	)(7)
Excess tax benefit from stock-based compensation	169	169	—	—
Net intercompany borrowings	—	(62)	(600)	662	(6)
Proceeds from debt issued (original maturities greater than three months)	13,247	4,544	8,703	—
Payments on debt (original maturities greater than three months)	(8,283)	(2,203)	(6,080)	—
Short-term borrowings - net (original maturities three months or less)	(766)	43	(809)	—
Net cash provided by (used for) financing activities	3,612	1,736	618	1,258
Effect of exchange rate changes on cash	(40)	(88)	48	—
Increase (decrease) in cash and short-term investments	(363)	(176)	(187)	—
Cash and short-term investments at beginning of period	3,592	1,825	1,767	—
Cash and short-term investments at end of period	$3,229	$1,649	$1,580	$—

(1)   Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)   Elimination of Financial Products’ profit after tax due to equity method of accounting.

(3)   Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.

(4)   Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

(5)   Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.

(6)   Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.

(7)   Elimination of change in investment and common stock related to Financial Products.

(8)   Elimination of dividend from Financial Products to Machinery and Power Systems.

(9)   Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of Carter Machinery.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Nine Months Ended September 30, 2010

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,770	$1,762	$264	$(256	)(2)
Adjustments for non-cash items:
Depreciation and amortization	1,681	1,138	543	—
Other	345	363	(106)	88	(4)
Financial Products’ dividend in excess of profit	—	344	—	(344	)(3)
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(1,337)	(906)	42	(473	)(4),(5)
Inventories	(2,086)	(2,084)	—	(2	)(4)
Accounts payable	1,966	1,970	14	(18	)(4)
Accrued expenses	7	37	(44)	14	(4)
Accrued wages, salaries and employee benefits	647	633	14	—
Customer advances	183	183	—	—
Other assets - net	131	93	(3)	41	(4)
Other liabilities - net	(360)	(203)	(101)	(56	)(4)
Net cash provided by (used for) operating activities	2,947	3,330	623	(1,006)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(957)	(962)	(4)	9	(4)
Expenditures for equipment leased to others	(708)	(62)	(691)	45	(4)
Proceeds from disposals of leased assets and property, plant and equipment	1,101	101	1,037	(37	)(4)
Additions to finance receivables	(6,121)	—	(19,168)	13,047	(5)
Collections of finance receivables	6,424	—	19,082	(12,658	)(5)
Proceeds from sale of finance receivables	13	—	13	—
Net intercompany borrowings	—	(574)	447	127	(6)
Investments and acquisitions (net of cash acquired)	(1,111)	(1,079)	(32)	—
Proceeds from sale of available-for-sale securities	141	6	135	—
Investments in available-for-sale securities	(129)	(3)	(126)	—
Other - net	130	10	100	20	(7)
Net cash provided by (used for) investing activities	(1,217)	(2,563)	793	553
Cash flow from financing activities:
Dividends paid	(804)	(804)	(600)	600	(8)
Common stock issued, including treasury shares reissued	193	193	20	(20	)(7)
Excess tax benefit from stock-based compensation	89	89	—	—
Acquisitions of noncontrolling interests	(132)	(132)	—	—
Net intercompany borrowings	—	(447)	574	(127	)(6)
Proceeds from debt issued (original maturities greater than three months)	5,928	190	5,738	—
Payments on debt (original maturities greater than three months)	(9,216)	(1,185)	(8,031)	—
Short-term borrowings - net (original maturities three months or less)	(330)	(60)	(270)	—
Net cash provided by (used for) financing activities	(4,272)	(2,156)	(2,569)	453
Effect of exchange rate changes on cash	(60)	(15)	(45)	—
Increase (decrease) in cash and short-term investments	(2,602)	(1,404)	(1,198)	—
Cash and short-term investments at beginning of period	4,867	2,239	2,628	—
Cash and short-term investments at end of period	$2,265	$835	$1,430	$—

(1)   Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)   Elimination of Financial Products’ profit after tax due to equity method of accounting.

(3)   Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.

(4)   Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

(5)   Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.

(6)   Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.

(7)   Elimination of change in investment and common stock related to Financial Products.

(8)   Elimination of dividend from Financial Products to Machinery and Power Systems.

#

Caterpillar Public Release